Exhibit 99.1

FOR IMMEDIATE RELEASE

MODUSLINK ADOPTS STOCKHOLDER RIGHTS AGREEMENT

WALTHAM, Mass., March 22, 2012 — ModusLink Global Solutions(TM), Inc. (NASDAQ: MLNK) today announced that its Board of Directors has adopted a Stockholder Rights Agreement (the “Rights Agreement”) in which one preferred stock purchase right will be distributed for each share of common stock held by stockholders of record as of the close of business on April 2, 2012 (the “Rights”).

The Rights Agreement (also commonly referred to as a stockholder rights plan) is intended to enable the Company’s stockholders to realize the long-term value of their investment in the Company. The Board of Directors adopted the Rights Agreement upon the unanimous recommendation of an independent committee of directors and determined that such an agreement is in the best interest of all ModusLink stockholders in light of among other matters, the Company’s ongoing review of strategic alternatives and the recent request from Handy & Harman Ltd. (together with BNS Holding, Inc. and Steel Partners, Ltd.) for a waiver (under the Company’s Tax Benefit Preservation Plan) to increase their ownership from 14.9 percent to 19.9 percent of ModusLink’s outstanding shares.

Among other benefits, the Rights Agreement enables the Company to continue to conduct an orderly, thorough and deliberative process of reviewing the Company’s strategic alternatives and is designed to reduce the likelihood that any person or group would accumulate 15 percent or more of the stock or engage in other coercive takeover tactics without paying a control premium to all stockholders. The issuance of the Rights is not intended to prevent a transaction that is determined by the Board of Directors to be fair, advisable and in the best interests of all ModusLink stockholders. The Rights Agreement will expire on March 21, 2013, unless the Rights are redeemed earlier by the Company.

The Rights will be exercisable if a person or group, without the approval of ModusLink’s Board, acquires 15 percent or more of ModusLink’s common stock or announces a tender offer for 15 percent or more of ModusLink’s common stock. If the Rights become exercisable, all Rights holders (other than the person or group triggering the Rights) will be entitled to purchase ModusLink’s common stock at a 50 percent discount. Rights held by the person or group triggering the Rights will become void and will not be exercisable.

The distribution of the Rights is not taxable to stockholders. The Rights will trade with ModusLink’s common stock and ModusLink’s Board may terminate the Rights Agreement or redeem the Rights prior to the time the Rights are triggered. Further details about the Rights Agreement will be contained in a Form 8-K to be filed with the Securities and Exchange Commission by the Company.

Separately, ModusLink also announced today that its Board of Directors has determined to grant Evermore Global Advisors an exemption to the Company’s Tax Benefit Preservation Plan, pursuant to Section 28 of the plan. This exemption allows Evermore Global Advisors, which currently owns approximately 0.8 percent of ModusLink’s outstanding shares, to purchase in the open market additional shares up to an amount that would result in Evermore Global Advisors owning an aggregate of approximately 7.49 percent of the Company’s outstanding shares.

About ModusLink

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

ModusLink Global Solutions is a trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward Looking Information This news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainty. These forward-looking statements include statements as to the intent of the Rights Agreement to enable the Company’s stockholders to realize the long-term value of their investment in the Company, the potential outcome and impact of the Company’s ongoing review of strategic alternatives, and the anticipated impact of the Rights Agreement on the Company’s strategic alternatives review process. There can be no assurance that the Rights Agreement will have the intended impact, or that the Company’s review of strategic alternatives will lead to any transaction, result in increased value to its stockholders or the realization of long-term value by stockholders. Economic, business, market, regulatory, technology and other factors could cause our actual future results to differ materially from those expressed in our forward-looking statements. More information about these factors is contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.moduslink.com. We do not undertake to update our forward-looking statements except as required by law.

Contacts:

ModusLink Global Solutions:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

Joele Frank, Wilkinson Brimmer Katcher

Joele Frank / Kelly Sullivan / Averell Withers

212-355-4449